Exhibit 10.67

SIXTH AMENDMENT TO REDEVELOPMENT AGREEMENT

THIS SIXTH AMENDMENT TO THE REDEVELOPMENT AGREEMENT (“Agreement”) is made and entered into effective this 30th day of January, 2012, by and between LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY OF THE CITY OF ST. LOUIS (“LCRA”), a public body corporate and politic established pursuant to the Land Clearance for Redevelopment Authority Law of the State of Missouri and PINNACLE ENTERTAINMENT, INC. (“Redeveloper”).

RECITALS

A. On April 22, 2004, LCRA and Redeveloper entered into that certain Redevelopment Agreement which governs among other things the development of certain real property described in the Redevelopment Agreement in the City of St. Louis, Missouri, which agreement has been amended five (5) times (collectively, the “Redevelopment Agreement”).

B. Pursuant to the Redevelopment Agreement, Redeveloper is required to exercise reasonable best efforts to construct a luxury condominium project associated with its luxury class hotel or one or more market-rate residential, retail or mixed-use developments within an area bounded by the Mississippi River, Biddle Street, Interstate 70 and Eads Bridge.

C. LCRA and Redeveloper desire to provide for the investment by Redeveloper in Hammond Apartments Project (defined herein) in partial satisfaction of its obligations described in Paragraph B above and to amend the Redevelopment Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the LCRA and Redeveloper agree to amend the Redevelopment Agreement as follows:

1. A new Subsection 3.12.4 is hereby added immediately following Subsection 3.12.3.

PNK (Kansas), LLC, a Kansas limited liability company which is wholly owned by Redeveloper (“PNK (Kansas)”), is entering into the Amended and Restated Limited Partnership Agreement of Hammond Apartments, L.P. dated January         , 2012 (the “Hammond Partnership Agreement”), among Hammond Building, LLC, the general partner, St. Louis Equity Fund 2011 L.L.C., St. Louis Equity Fund 2012 L.L.C., PNK (Kansas) and Craig P. Heller. The purpose of the Partnership is to acquire the land and improvements and rehabilitate or construct a 56-unit low income residential apartments known as the Hammond Apartments located in the area bounded by Cass Avenue, First (Main Street), Florida Street and Collins Street in the City of St. Louis, Missouri (the “Hammond Apartment Project”). Notwithstanding anything in the Redevelopment Agreement to the contrary, subject to PNK (Kansas)’s execution and delivery of the Hammond Partnership Agreement and payment by PNK(Kansas) of its initial contribution under the Hammond Partnership Agreement, LCRA agrees to credit towards the Fifty Million Dollar ($50,000,000) capital investment requirement in Subsection 3.12.1, an amount equal to the sum of (i) the greater of Nine Million Eight Hundred Thousand Dollars ($9,800,000) and the actual cost of the Hammond Apartment

Project, whether or not the Hammond Apartment Project is completed or completely leased, (ii) the asset management fee equal to 7.5% of the aggregate capital contributions to be invested by PNK (Kansas) in the Partnership paid by Redeveloper to St. Louis Equity Fund in connection with the Hammond Apartment Project, and (iii) all fees and expenses of Redeveloper and PNK (Kansas) in connection with its investment in the Hammond Apartment Project. The Hammond Apartment Project as outlined in the Partnership Agreement and exhibits, a copy of which has been delivered to the LCRA, is approved.

2. The first sentence of Subsection 3.12.1 is hereby amended to add the following to the end: “and the area generally bounded on the north by Florida Street, Mullanphy Street and 102-108 Mullanphy Street, on the east by N 1st Street, N 2nd Street and 102-108 Mullanphy Street, on the south by Cass Avenue and 1441-45 N. 2nd Street and on the west by Collins Street N 2nd Street and 1458 Collins.”

3. Subsection 3.12.2 is hereby amended to restate the second sentence as follows:

Except for the Redeveloper’s participation through PNK (Kansas) as a limited partner in the Hammond Apartment Project, in no event shall Redeveloper seek tax abatement for any residential project which includes only renovation or rehabilitation of an existing structure.

4. Subsection 3.12.2 is hereby amended to add the following sentence to the end of such Subsection:

Notwithstanding anything herein to the contrary, in the event that Redeveloper would be required to pay any portion of the Additional City Services Fees in Year One, Redeveloper may at its option pay such fee in twelve equal monthly installments on or before the last business day of each month, the first installment to be made on January 31 of the year due.

5. As of the date of this Amendment, LCRA and Redeveloper agree that the credits toward the $50 million capital investment requirement are: (i) the amounts in connection with the Hammond Apartment Project set forth in Subsection 3.12.4, and (ii) $2,655,000 as provided in the Second Amendment to Redevelopment Agreement dated July 21, 2005.

6. Except as modified and amended by this Amendment, the Redevelopment Agreement shall remain in full force and effect in accordance with the respective terms thereof. Unless the context otherwise indicates, all other terms and conditions of the Redevelopment Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Redevelopment Agreement.

7. This Sixth Amendment may be executed in counterparts.

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IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

[Signatures appear on next page]

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LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY

By:	/s/ Rodney Crim
Rodney Crim, Executive Director

PINNACLE ENTERTAINMENT, INC.

By:	/s/ John A. Godfrey
Name:	John A. Godfrey
Title:	Executive Vice President, Secretary and General Counsel

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